Exhibit 99.1

CONTACT: Whirlpool Corporation
Media: Jody Lau, 269/923-5918
Jody.Lau@Whirlpool.com
Investors: Larry Venturelli, 269/923-4678
Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION ANNOUNCES CHANGES AT SEVERAL MANUFACTURING FACILITIES IN NORTH AMERICA

BENTON HARBOR, Mich., - October 3, 2006 - Whirlpool Corporation today announced a series of changes to several of its North American manufacturing facilities. The changes are part of an ongoing comprehensive worldwide effort to optimize the company’s regional manufacturing facilities, supply base, product platforms and technology resources to better support its leading global brands with innovative products.

As part of the ongoing global initiative, Whirlpool is optimizing production capacity and continuing to build innovative product platforms at its North American manufacturing facilities. The company also is adjusting its workforce levels at several of its North American manufacturing facilities to optimize production levels and take advantage of its expanded manufacturing footprint.

“Whirlpool’s leadership position in the appliance industry is built on our ability to offer consumers a portfolio of leading brand names supported by innovative products and services,” said David L. Swift, president, Whirlpool North America. “These initiatives strengthen Whirlpool’s industry leading position while also improving productivity and efficiency across our North American manufacturing platform.”

The workforce adjustments include the expansion of the company’s Ohio-based laundry manufacturing operations to support innovation and capacity requirements for additional brands. As previously announced, the expansion includes the creation of more than 1,100 jobs in Ohio, split evenly between the existing facilities in Clyde and Marion. Whirlpool has nearly completed equipment installation at the Clyde and Marion facilities and production is scheduled to begin before the end of the year.

The adjustments also include the expansion of manufacturing capacity for bottom freezer refrigeration products at the Amana, Iowa, manufacturing facility. As previously announced, the expansion will support innovation and capacity requirements for additional brands, and includes the creation of up to 400 new jobs in Amana.

Whirlpool also is planning to expand production of side-by-side refrigeration products at its Ramos Arizpe, Mexico, refrigeration manufacturing facility beginning in 2007. Once that expansion is complete, approximately 700 employees at the Whirlpool facility in Fort Smith, Ark., are expected to be laid off the first half of 2008 as additional models currently manufactured in Fort Smith will move to the Ramos Arizpe plant.

Whirlpool recently completed the voluntary layoff of about 940 employees in Fort Smith by transferring production of some models to the Ramos Arizpe facility.

Whirlpool also is planning to adjust production levels at its Evansville, Ind., top freezer refrigeration products manufacturing facility in 2007. Projections for lower consumer demand for top freezer products will result in a layoff of about 500 employees from the Evansville facility.

These adjustments reflect the strategic role of the company’s North American manufacturing base within its global manufacturing and distribution network. Products from the North American facilities are sold to consumers in the United States, Mexico, Canada, and in markets around the world.

About Whirlpool Corporation
Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these and other factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.